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                                                             Exhibit 99.1


                            [HEALTH CARE REIT LOGO]


F O R    I M M E D I A T E    R E L E A S E

                                                  January 9, 1997
                                                  For more information contact:
                                                  Erin Ibele - (419) 247-2800
                                                  Ed Lange - (419) 247-2800

                     HEALTH CARE REIT, INC. ANNOUNCES RECORD
               NEW INVESTMENTS OF $78.6 MILLION FOR FOURTH QUARTER

Toledo, Ohio, January 9, 1997..... HEALTH CARE REIT, INC. (NYSE/HCN) announced record quarterly investment activity for the fourth quarter of 1996 totaling $78,554,000.

Fourth quarter investment activity, inclusive of recurring construction activity of $36,637,000, included $32,644,000 of operating leases and $45,910,000 of mortgage loans. These investments were comprised of $49,377,000 for 31 assisted living facilities, $14,766,000 for nine nursing homes, $13,418,000 for three specialty care facilities and $993,000 for one retirement center. Funding was provided to 17 operators in 13 states.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1996, the company had investments in 137 health care facilities in 28 states.